Exhibit 99.7
Trinity Industries, Inc.
Earnings Release Conference Call - Q3 2018
Comments of Scott C. Beasley
Chief Financial Officer
Construction, Energy, Marine and Components Group
October 25, 2018
Thank you Antonio, and good morning everyone.
I’ll limit my comments today to the 3rd quarter performance of Trinity’s Construction Products, Energy Equipment, and Inland Barge Groups, and reserve commentary on any forward looking statements about Arcosa, including guidance, for future standalone Arcosa earnings calls.
Starting with Construction Products, the segment had a strong quarter of performance in revenue and operating profit.
Construction aggregates revenue performance was essentially flat with the third quarter of 2017, as increased volumes in our lightweight aggregates business roughly offset decreased volumes in our natural aggregates business. A portion of the decline in our natural aggregates business was the result of wet weather conditions in the Dallas-Ft Worth market, and we continued to see pricing pressure in the market as well.
In October, heavy rainfall in DFW has continued to hurt our aggregate production and construction activity in the market. However, the demand fundamentals in our aggregates business continue to be strong, and we remain pleased with the team’s operating performance despite challenging weather conditions.
Next, our trench shoring business delivered year over year growth, both organically and through the acquisition that we made early in the third quarter of 2017.
Finally, the highway products business produced improved revenue and operating profit performance during the quarter. This business, which will remain with Trinity after the spin, had higher revenues, lower legal expenses, and also benefited from $4.4 million dollars of additional insurance recoveries related to damages previously sustained at two manufacturing facilities.
Moving to Energy Equipment, we had a few one-time, non-cash items in the 3rd quarter that make the underlying market and operating conditions harder to see, so I’ll walk you through each business with some additional color.
Our Wind Towers business continued to operate well. Revenue was down versus the previous year’s 3rd quarter on planned lower volumes, but revenue improved versus the 2nd quarter of this year due to higher volumes.
Similarly, our 3rd quarter revenue in utility structures was below the previous year’s level, but was sequentially better than the 2nd quarter of 2018. Our plants recovered from the inefficiencies related to an order for a new product type that hampered our throughput in the 2nd quarter and the early part of the 3rd quarter. We believe we are past that issue, evidenced by a stronger operational finish to the quarter in September. However, we still have work to do to improve our operating margins in this business, and we are in the early stages of deploying our continuous improvement program that we have previously discussed.
There are two one-time, non-cash items impacting the Energy Equipment segment that I would like to note. First, we had a $6.1 million dollar inventory reserve for finished goods in our utility structures business line in Mexico. A project was cancelled and we believe that the near term usage for this inventory is unlikely, so we recorded this reserve. Second, Antonio referred to the strategic review that we conducted across our businesses. This review resulted in our decision to divest several sub-scale businesses within our “Other” revenue line of Energy Equipment. As a result of this decision, we have taken an impairment charge of $24.8 million dollars. We are actively engaged with prospective buyers, and will share additional information on these processes when appropriate. There could be additional costs incurred for these business as we divest them.
As a reminder, the Energy Equipment segment within Trinity does not exactly match Arcosa’s Energy Equipment segment, as the Tank Heads business and a portion of the Mexico energy plants will remain with Trinity after the spin.
Before I close with a discussion of the Inland Barge Group, let me remind people that the Components business that reports within Trinity’s Rail Group will be part of Arcosa’s Transportation Products Group.
In this business, we are encouraged by improving rail fundamentals, but I want to point out that the long term supply agreement with TrinityRail, which has lower pricing for the remainder of 2018 and through 2019, goes into effect on November 1st.
Finally, I’m pleased to end the call on a positive note with a few comments about our barge business.
Our barge revenue was up significantly versus the 3rd quarter of last year, and also up sequentially versus the 2nd quarter of 2018.
We received orders for $61 million dollars in the quarter to increase our backlog to $210 million dollars. We also finalized supply agreements with other customers that will become reportable backlog as the specific orders become defined. Almost all of our order and inquiry activity has been for tank barges, and we continue to see healthy inquiry levels for a wide variety of liquid commodity types.
As a result of this new order activity, we have decided to officially re-open our Madisonville, Louisiana facility to produce a variety of barge types. This ramp-up will be slow, with the first deliveries expected in the middle part of 2019.
We believe that our re-opening of Madisonville is a positive sign in the recovery of the market, but I’ll temper expectations a bit by reiterating my comments from Arcosa’s investor day, that margin growth trails revenue growth heading into an upcycle. Re-opening an idle facility and restarting production typically results in break even operating profit over the first 3 to 4 quarters, as we incur startup costs and attain lower production efficiencies.
Even with these ramp-up costs, we see enough signs of recovery in the liquids market that we decided to re-open the facility to be able to better serve our customers.
I'll now open up the call for our Question and Answer session.
-- Q&A Session --